EXHIBIT 10.4

[LETTERHEAD OF ROTHBART DEVELOPMENT]

January 16, 2003

Sandra G. Kanengiser, Esq.

Irell & Manella, LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067-4276

Re:   Inglewood, California

Purchase Agreement: dated June 14, 2002 (“Purchase Agreement”)

Amendment to Purchase Agreement: dated November 14, 2002 (“Amendment”)

Buyer: Rothbart Development Corporation (“Rothbart”)

Seller: Pinnacle Entertainment, Inc. (“Seller”)

Dear Ms. Kanengiser:

On connection with the above-referenced transaction, this will letter will serve to clarify the following matters that have been approved by Rothbart and/or waived by Seller. Terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement and/or Amendment.

1.	Section 4 of Amendment. Rothbart hereby approves the matters subject to Rothbart’s approval, set forth in Section 4 of the Amendment. Seller hereby waives any objection to Rothbart’s failure to approve or disapprove such matters on, or before, December 15, 2002, as required by Section 4 of the Amendment.

2.	Additional Deposit. Pursuant to Section 5.a of the Amendment, Rothbart is required to make the Additional Deposit on, or before, November 18, 2002 (by cash or by allocation to the Letter of Credit). The Additional Deposit was allocated to the Letter of Credit on December 6, 2002. Pinnacle hereby waives any objection to Rothbart’s failure to make the Additional Deposit on, or before, November 18, 2002.

3.	Milestone Schedule. Pursuant to the Purchase Agreement, Rothbart is required to make reasonable efforts to adhere to the Milestone Schedule attached as Exhibit “J” to the Purchase Agreement. Pursuant to the Milestone Schedule, entitlement applications were scheduled to be filed on October 16, 2002. As of the date hereof, project entitlement applications have not been filed, and Rothbart does not anticipate filing them before February 3, 2003. Seller hereby waives any objection to Rothbart’s failure to file project entitlement applications on, or before, February 3, 2003, and Seller and Rothbart hereby agree that all of the dates set forth in the Milestone Schedule shall be adjusted accordingly.

4.	Closing Date. Sections 18.A and 18.B. of the Purchase Agreement provide for certain termination rights for Seller, and extension rights for Rothbart. As a result of the adjustment to the Milestone Schedule, it is also necessary to confirm the

January 16, 2003

corresponding changes to Seller’s termination rights and Rothbart’s extension rights, as set forth in Sections 18.A and 18.B. Accordingly, Seller and Rothbart hereby agree that the second sentence of Section 18.A is hereby deleted and replaced with the following: “Notwithstanding any other provision or contingency in this Agreement to the contrary, including, without limitation, the preceding sentence, if the Closing has not occurred on, or before, September 15, 2003, Seller shall have the right, in its sole and absolute discretion, to terminate this Agreement; provided, however, that in the event Seller so elects to terminate the Agreement, Rothbart shall have the one-time option (in addition to Rothbart’s Section 18.B extension rights) to continue the Agreement and extend the Closing for up to three (3) additional months.” Seller and Rothbart further hereby agree that the last sentence of Section 18.A is hereby deleted and replaced with the following: “Notwithstanding any other provision of this Agreement (including without limitation Section 15 hereof), if Rothbart validly extends the Closing, but the Closing has not occurred on, or before, December 15, 2003, and Rothbart has not extended the Closing in accordance with Section 18.B hereof, then Seller shall have the right, in its sole and absolute discretion, to terminate this Agreement.” Seller and Rothbart further hereby agree that the third sentence of Section 18.B is hereby deleted and replaced with the following: “Rothbart may exercise its initial 6-month extension right relating to such Litigation by providing written notice to Seller of its intention to exercise such right prior to September 15, 2003, as such date may be extended pursuant to Section 18.A hereof.”

Rothbart and Seller hereby expressly reinstate the Purchase Agreement, as amended, as the result of any automatic termination for any of the matters set forth above, and Rothbart and Seller hereby reaffirm the Purchase Agreement, as amended by the Amendment and the matters set forth herein.

If the foregoing comports to your understanding of the agreement between Seller and Rothbart, please have Seller countersign this letter where indicated and return Seller’s original signature to me.

Very truly yours,

Stanley G. Rothbart, for ROTHBART DEVELOPMENT CORPORATION

PINNACLE ENTERTAINMENT, INC.

By:	/s/ JOHN A. GODFREY

Its:	Senior VP, Secretary and General Counsel